Exhibit 99.9

SU Group Holdings Limited

Unit 01 – 03, 3/F, Billion Trade Centre
31 Hung To Road, Kwun Tong
Kowloon, Hong Kong

November 22, 2023

VIA EDGAR

U.S. Securities and Exchange Commission

Division of Corporation Finance

Office of Real Estate & Construction

100 F Street, NE

Washington, D.C. 20549

Re:	SU Group Holdings Limited.
Registration Statement on Form F-1
Filed November 22, 2023
CIK No. 0001969863

Dear Staff:

I am the Chief Executive Officer of SU Group Holdings Limited, a Cayman Islands company (the “Company,” “we,” or similar terminologies). In connection with the proposed initial public offering (the “IPO”) of the Company’s ordinary shares, we are filling a Registration Statement on Form F-1 initially on November 22, 2023, as amended (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”).

Item 4 of Form F-1 requires the registrant to furnish the information required by Part I of Form 20-F. Item 8.A.4 of Form 20-F provides that, in the case of the company’s IPO, the audited financial statements must be as of a date not older than 12 months at the time the document is filed. Instruction 2 to Item 8.A.4 provides as follows:

“The additional requirement that financial statements be no older than 12 months at the date of filing applies only in those limited cases where a nonpublic company is registering its initial public offering of securities. A company may comply with only the 15-month requirement in this item if the company is able to represent that it is not required to comply with the 12-month requirement in any other jurisdiction outside the United States and that complying with the 12-month requirement is impracticable or involves undue hardship. File this representation as an exhibit to the registration statement.”

See also Division of Corporation Finance, Financial Reporting Manual, Section 6220.3.

In addition, in the Staff’s November 1, 2004 release entitled International Reporting and Disclosure Issues in the Division of Corporation Finance (available on the Commission’s website at http://www.sec.gov/divisions/corpfin/internatl/cfirdissues1104.htm) at Section III.B.c, the Staff notes:

“the instruction indicates that the staff will waive the 12-month requirement where it is not applicable in the registrant’s other filing jurisdictions and is impracticable or involves undue hardship. As a result, we expect that the vast majority of IPOs will be subject only to the 15-month rule. The only times that we anticipate audited financial statements will be filed under the 12-month rule are when the registrant must comply with the rule in another jurisdiction, or when those audited financial statements are otherwise readily available.”

The Company has included in the Registration Statement its audited consolidated financial statements, prepared in accordance with accounting principles generally accepted in the United States of America, as of September 30, 2022 and 2021 and for each of the two fiscal years ended September 30, 2022 and 2021, and unaudited interim consolidated financial statements as of March 31, 2023 and for each of the six-month periods ended March 31, 2023 and 2022.

The Company respectfully requests, pursuant to Rule 3-13 of Regulation S-X, that the Staff of the Commission waive the requirement of Item 8.A.4 of Form 20-F that the Registration Statement contain audited financial statements as of a date not older than 12 months from the date of the offering.

In connection with this request, on behalf of the Company, I hereby represent that:

1. The Company is not currently a public reporting company in any other jurisdiction.

2. The Company is not required by any jurisdiction outside the United States to prepare, and has not prepared, financial statements audited under any generally accepted auditing standards for any interim period.

3. The Company has not completed the audit for its financial statements for the fiscal year ended September 30, 2023, and does not expect such audit to be available until late January 2024.

4. Compliance with Item 8.A.4 is impracticable and would involve undue hardship for the Company.

5. In no event will the Company seek effectiveness of the Registration Statement if its audited financial statements are older than 15 months at the time of the offering.

The Company is filing this letter as an exhibit to the Registration Statement pursuant to Instruction 2 to Item 8.A.4 of Form 20-F.

Please do not hesitate to contact me if you have any questions regarding the foregoing or if we can provide any additional information.

Sincerely,

SU Group Holdings Limited

By:	/s/ Chan Ming Dave
Name:	Chan Ming Dave
Title:	Chairman of the board of directors and Chief Executive Officer